Exhibit 99.1

B&G Foods Reports Financial Results for First Quarter 2014

— Increases Fiscal 2014 Guidance —

Parsippany, N.J., April 16, 2014—B&G Foods, Inc. (NYSE: BGS) today announced financial results for the first quarter of 2014.

Highlights (vs. year-ago quarter where applicable):

•                  Net sales increased 15.7% to $198.1 million

•                  Net cash provided by operating activities increased 34.2% to $31.0 million

•                  Adjusted EBITDA* increased 1.7% to $46.5 million

•                  Increased quarterly dividend rate 3.0% to $0.34 per share beginning with the April 30, 2014 quarterly payment

•                  Following quarter end, announced an agreement to acquire Specialty Brands of America, which is expected to generate on an annualized basis after being fully integrated into B&G Foods net sales of approximately $85.0 million and adjusted EBITDA of approximately $20.0 million

•                  Increased adjusted EBITDA guidance for fiscal year 2014 to a range of approximately $209.0 million to $214.0 million, assuming that the Specialty Brands acquisition closes in April 2014

•                  Established an adjusted diluted earnings per share guidance range of approximately $1.59 to $1.65 for fiscal year 2014

David L. Wenner, President and Chief Executive Officer of B&G Foods, stated, “Our very strong cash flow performance in the face of base business volume declines was encouraging and was the result of our recent acquisitions and our Continuous Improvement cost reduction efforts.  Our base business net sales for the quarter were negatively impacted by general volume weakness in the industry, unusually severe weather in the Northeast and the late Easter holiday.  However, we continue to believe that our base business volume will rebound by year end and we remain focused on growing both our base business and the brands we acquired last year.  In addition, we believe that our acquisition of Specialty Brands, which is expected to close later this month, will be immediately accretive to our earnings per share and free cash flow and will help position B&G Foods for continued growth in 2014 and beyond.”

Financial Results for the First Quarter of 2014

Net sales for the first quarter of 2014 increased 15.7% to $198.1 million from $171.2 million for the first quarter of 2013.  Net sales of Pirate Brands, which B&G Foods acquired in July 2013, contributed $20.4 million to the overall increase, net sales of the Rickland Orchards brand, acquired in October 2013, contributed $8.6 million to the overall increase and net sales of the TrueNorth brand, acquired in May 2013, contributed $5.8 million to the overall increase.  Net sales for B&G Foods’ base business decreased

*                 Please see “About Non-GAAP Financial Measures” and Items Affecting Comparability” below for the definition of the terms adjusted net income, adjusted diluted earnings per share, EBITDA and adjusted EBITDA, as well as information concerning certain items affecting comparability and reconciliations of the non-GAAP terms adjusted net income, adjusted diluted earnings per share, EBITDA and adjusted EBITDA to the most comparable GAAP financial measures.

$7.9 million, or 4.6%, attributable to unit volume and net price decreases of $5.2 million and $2.7 million, respectively.

Gross profit for the first quarter of 2014 increased 10.0% to $64.7 million from $58.8 million in the first quarter of 2013.  Gross profit expressed as a percentage of net sales decreased 1.8 percentage points to 32.6% for the first quarter of 2014 from 34.4% in the first quarter of 2013, primarily attributable to a net price decrease of $2.7 million and an increase in distribution costs.  Operating income decreased 3.5% to $38.8 million for the first quarter of 2014, from $40.2 million in the first quarter of 2013.

Selling, general and administrative expenses increased $6.1 million, or 36.9%, to $22.6 million for the first quarter of 2014 from $16.5 million for the first quarter of 2013.  This increase was primarily due to increases in consumer marketing of $3.8 million, selling expenses of $1.3 million (including increases of $0.7 million for brokerage expenses and $0.4 million for salesperson compensation), acquisition-related transaction costs of $0.7 million and warehousing expenses of $0.6 million, partially offset by a decrease in all other expenses of $0.3 million.

Net interest expense for the first quarter of 2014 increased $1.3 million or 14.0% to $11.1 million from $9.8 million for the first quarter of 2013.  The increase in net interest expense for the first quarter was primarily attributable to an increase in the Company’s average debt outstanding.

The Company’s reported net income under U.S. generally accepted accounting principles (GAAP) was $17.8 million, or $0.33 per diluted share, for the first quarter of 2014, as compared to reported net income of $19.6 million, or $0.37 per diluted share, for the first quarter of 2013.  The Company’s adjusted net income for the first quarter of 2014, which excludes the after tax impact of acquisition-related transaction costs, was $18.3 million, or $0.34 per adjusted diluted share.  There were no adjustments to net income for the first quarter of 2013.

For the first quarter of 2014, adjusted EBITDA, which excludes the impact of acquisition-related transaction costs, increased 1.7% to $46.5 million from $45.7 million for the first quarter of 2013.

Specialty Brands of America Acquisition

On April 3, 2014, B&G Foods entered into an agreement to acquire Specialty Brands of America, Inc. for approximately $155 million in cash, subject to certain closing and post-closing adjustments.  B&G Foods projects that following the acquisition, Specialty Brands will generate on an annualized basis after being fully integrated into B&G Foods net sales of approximately $85.0 million and adjusted EBITDA of approximately $20.0 million.

Specialty Brands is a leading packaged foods company with a portfolio of strong and differentiated brands. Specialty Brands’ largest brand is Bear Creek Country Kitchens. Bear Creek is the leading brand of hearty dry soups in the United States. Bear Creek also offers a line of savory pasta dishes and hearty rice dishes. Specialty Brands also offers Spring Tree, Cary’s and MacDonald’s pure maple syrups and pancake syrups, New York Flatbreads and Canoleo margarine.

B&G Foods intends to fund the acquisition with borrowings under its existing revolving credit facility. B&G Foods expects the acquisition to close in April 2014, subject to the satisfaction of customary closing conditions.

Guidance

B&G Foods increased its adjusted EBITDA guidance for fiscal 2014 to a range of approximately $209.0 million to $214.0 million.  B&G Foods also set its adjusted diluted earnings per share guidance for fiscal 2014 at a range of $1.59 to $1.65.  In each case, this guidance assumes, among other things, that the Specialty Brands acquisition closes in April 2014.

Conference Call

B&G Foods will hold a conference call at 4:30 p.m. ET today, April 16, 2014.  The call will be webcast live from B&G Foods’ website at www.bgfoods.com under “Investor Relations—Company Overview.”  The call can also be accessed live over the phone by dialing (888) 468-2440 for U.S. callers or (719) 325-2448 for international callers.

A replay of the call will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the password is 9819268. The replay will be available from April 16, 2014 through April 30, 2014.  Investors may also access a web-based replay of the call at the Investor Relations section of B&G Foods’ website, www.bgfoods.com.

About Non-GAAP Financial Measures and Items Affecting Comparability

“Adjusted net income,” “adjusted diluted earnings per share,” “EBITDA” (net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt) and “adjusted EBITDA” (EBITDA as adjusted for acquisition-related transaction costs, which include outside fees and expenses, contingent consideration expense and restructuring and consolidation costs of acquisitions) are “non-GAAP financial measures.”  A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in B&G Foods’ consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows.  Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures.  The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The Company uses “adjusted net income” and “adjusted diluted earnings per share,” which are calculated as reported net income and reported diluted earnings per share adjusted for certain items that affect comparability.  These non-GAAP financial measures reflect adjustments to reported net income and diluted earnings per share to eliminate the items identified below.  This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management.  Because the Company cannot predict the timing and amount of acquisition-related transaction costs and gains or losses on extinguishment of debt, management does not consider these costs when evaluating the Company’s performance or when making decisions regarding allocation of resources.

Additional information regarding EBITDA and adjusted EBITDA, and a reconciliation of EBITDA and adjusted EBITDA to net income and to net cash provided by operating activities is included below for the first quarters of 2014 and 2013, along with the components of EBITDA and adjusted EBITDA.  Also included below are reconciliations of the non-GAAP terms adjusted net income and adjusted diluted earnings per share to reported net income and reported diluted earnings per share.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, branded shelf-stable foods across the United States, Canada and Puerto Rico. Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Baker’s Joy, Brer Rabbit, Cream of Rice, Cream of Wheat, Devonsheer, Don Pepino, Emeril’s, Grandma’s Molasses, JJ Flats, Joan of Arc, Las Palmas, Maple Grove Farms, Molly McButter, Mrs. Dash, New York Style, Old London, Original Tings, Ortega, Pirate’s Booty, Polaner, Red Devil, Regina, Rickland Orchards, Sa-són, Sclafani, Smart Puffs, Sugar Twin, Trappey’s, TrueNorth, Underwood, Vermont Maid and Wright’s. B&G Foods also sells and distributes two branded household products, Static Guard and Kleen Guard.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”  The forward-looking statements contained in this press release include, without limitation, statements related to related to the planned acquisition of Specialty Brands and the timing thereof; the expected impact of the acquisition, including without limitation, the growth potential of Specialty Brands and the expected impact on B&G Foods’ earnings per share growth, net sales, adjusted EBITDA and free cash flow; and B&G Foods’ adjusted EBITDA, adjusted diluted earnings per share, volume and growth expectations for fiscal 2014.  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in its subsequent reports on Forms 10-Q and 8-K.  Investors are cautioned not to place undue reliance on any such forward looking statements, which speak only as of the date they are made.  B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Don Duffy	Matt Lindberg
866-211-8151	203-682-8214

B&G Foods, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	March 29, 2014	December 28, 2013
Assets

Current assets:
Cash and cash equivalents	$17,004	$4,107
Trade accounts receivable, net	55,442	62,763
Inventories	103,495	101,251
Prepaid expenses and other current assets	7,069	8,079
Income tax receivable	383	3,422
Deferred income taxes	1,963	2,115
Total current assets	185,356	181,737

Property, plant and equipment, net of accumulated depreciation of $118,265 and $114,685	108,923	110,374
Goodwill	320,317	319,292
Other intangibles, net	840,894	844,141
Other assets	27,556	28,799
Total assets	$1,483,046	$1,484,343

Liabilities and Stockholders’ Equity

Current liabilities:
Trade accounts payable	$29,857	$42,638
Accrued expenses	23,962	19,189
Current portion of long-term debt	22,500	26,250
Dividends payable	18,241	17,637
Total current liabilities	94,560	105,714

Long-term debt	852,178	844,635
Other liabilities	8,972	8,692
Deferred income taxes	150,885	146,939
Total liabilities	1,106,595	1,105,980
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share. Authorized 125,000,000 shares; 53,649,687 and 53,445,910 shares issued and outstanding as of March 29, 2014 and December 28, 2013	536	534
Additional paid-in capital	163,443	183,113
Accumulated other comprehensive loss	(2,492)	(2,471)
Retained earnings	214,964	197,187
Total stockholders’ equity	376,451	378,363
Total liabilities and stockholders’ equity	$1,483,046	$1,484,343

B&G Foods, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	First Quarter Ended
	March 29, 2014	March 30, 2013

Net sales	$198,140	$171,194
Cost of goods sold	133,471	112,382
Gross profit	64,669	58,812

Operating expenses:
Selling, general and administrative expenses	22,603	16,508
Amortization expense	3,247	2,067
Operating income	38,819	40,237

Other expenses:
Interest expense, net	11,142	9,773
Income before income tax expense	27,677	30,464
Income tax expense	9,900	10,830
Net income	$17,777	$19,634

Weighted average shares outstanding:
Basic	53,650	52,715
Diluted	53,707	52,942

Basic and diluted earnings per share	$0.33	$0.37

Cash dividends declared per share	$0.34	$0.29

B&G Foods, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA to
Net Income and to Net Cash Provided by Operating Activities

(In thousands)

(Unaudited)

	First Quarter Ended
	March 29, 2014	March 30, 2013
	(in thousands)
Net income	$17,777	$19,634
Income tax expense	9,900	10,830
Interest expense, net	11,142	9,773
Depreciation and amortization	6,895	5,420
EBITDA(1)	45,714	45,657
Acquisition-related transaction costs	741	—
Adjusted EBITDA	46,455	45,657
Income tax expense	(9,900)	(10,830)
Interest expense, net	(11,142)	(9,773)
Deferred income taxes	4,094	4,742
Amortization of deferred financing costs and bond discount	1,044	1,175
Share-based compensation expense	565	670
Acquisition-related transaction costs	(741)	—
Excess tax benefits from share-based compensation	(2,383)	(4,349)
Acquisition-related contingent consideration expense, including interest accretion	232	—
Changes in assets and liabilities	2,779	(4,185)
Net cash provided by operating activities	$31,003	$23,107

(1)                 EBITDA and adjusted EBITDA are non-GAAP financial measures used by management to measure operating performance.  A non-GAAP financial measure is defined as a numerical measure of our financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows.  We define EBITDA as net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt. We define adjusted EBITDA as EBITDA adjusted for acquisition-related transaction costs, which include outside fees and expenses, contingent consideration expense and restructuring and consolidation costs of acquisitions.  Management believes that it is useful to eliminate net interest expense, income taxes, depreciation and amortization, loss on extinguishment of debt and acquisition-related transaction costs because it allows management to focus on what it deems to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations. We use EBITDA and adjusted EBITDA in our business operations to, among other things, evaluate our operating performance, develop budgets and measure our performance against those budgets, determine employee bonuses and evaluate our cash flows in terms of cash needs. We also present EBITDA and adjusted EBITDA because we believe they are useful indicators of our historical debt capacity and ability to service debt and because covenants in our credit agreement and our senior notes indenture contain ratios based on these measures.  As a result, internal management reports used during monthly operating reviews feature the EBITDA and adjusted EBITDA metrics. However, management uses these metrics in conjunction with traditional GAAP operating performance and liquidity measures as part of its overall assessment of company performance and liquidity and therefore does not place undue reliance on these measures as its only measures of operating performance and liquidity.

EBITDA and adjusted EBITDA are not recognized terms under GAAP and do not purport to be an alternative to operating income or net income as an indicator of operating performance or any other GAAP measure. EBITDA and adjusted EBITDA are not complete net cash flow measures because EBITDA and adjusted EBITDA are measures of liquidity that do not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends.

Rather, EBITDA and adjusted EBITDA are two potential indicators of an entity’s ability to fund these cash requirements. EBITDA and adjusted EBITDA are not complete measures of an entity’s profitability because they do not include costs and expenses for depreciation and amortization, interest and related expenses, loss on extinguishment of debt, acquisition-related transaction costs and income taxes. Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies. However, EBITDA and adjusted EBITDA can still be useful in evaluating our performance against our peer companies because management believes these measures provide users with valuable insight into key components of GAAP amounts.

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability — Reconciliation of Adjusted Information to GAAP Information

(In thousands, except per share data)

(Unaudited)

	First Quarter Ended
	March 29, 2014	March 30, 2013
Reported net income	$17,777	$19,634
Acquisition-related transaction costs, net of tax	476	—
Adjusted net income	$18,253	$19,634
Adjusted diluted earnings per share	$0.34	$0.37